EXHIBIT A

                      CALIFORNIA INVESTMENT FUND, LLC
                       550 West C Street, 10th Floor
                            San Diego, CA 92101

                              October 27, 2000

CONFIDENTIAL
------------

The Board of Directors of Dynex Capital, Inc.
c/o Thomas H. Potts
President
Dynex Capital, Inc.
4551 Cox Road, Suite 300
Glen Allen, VA  23060

                    Re: Dynex Capital, Inc.
                        -------------------

Gentlemen:

          Reference is hereby made to that certain letter of intent (the "Letter of Intent"), dated September 29, 2000, between California Investment Fund, LLC ("CIF") and Dynex Capital, Inc. ("Dynex") and to that certain letter agreement, dated October 22, 2000, between CIF and Dynex (the "Extension Letter"). Each of CIF and Dynex agrees that (i) the Letter of Intent, as amended by the Extension Letter, is hereby amended to extend the "No-Shop Period" thereunder until November 3, 2000 and (ii) the provisions of the Letter of Intent (including, without limitation, the obligations of the parties under Sections 1 and 6), as amended by the terms of the Extension Letter and this letter, remain in full force and effect.

                                       Very truly yours,

                                       CALIFORNIA INVESTMENT FUND, LLC


                                       By: /s/ Michael R. Kelly
                                           ----------------------------------
                                            Name:  Michael R. Kelly

Agreed to and Accepted this
27th day of October, 2000

DYNEX CAPITAL, INC.


By: /s/ Thomas H. Potts
    --------------------------------------
    Name:  Thomas H. Potts
    Title: President